EXHIBIT 99.1

October 23, 2014 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2014, of $2,742,000, an increase of $1,681,000 from the third quarter of 2013.   Earnings per share for the third quarter of 2014 were $.67 compared to $.26 for the prior year third quarter.  For the nine months ended September 30, 2014, net income totaled $7,650,000, a 22.9 percent increase from net income of $6,226,000 for the nine months ended September 30, 2013.  Earnings per share were $1.87 for the first nine months of 2014 versus $1.53 for the first nine months of 2013.  Return on average assets and return on average equity were 1.27 percent and 12.30 percent, respectively, for the first nine months of 2014, compared to 1.05 percent and 10.72 percent, respectively, for the same period in the prior year.

“Though quarterly earnings increased largely due to the sale of ProAlliance and the reduction in loan loss reserves, it is important to note that we have seen our bankers also increase loan production, reduce overhead, and bring new life to our Community First mission,” stated Thomas E. Wiseman, President and CEO.  “Once you peel back the significant contribution from the sale of ProAlliance, it’s comforting to know that we are growing the bank through traditional means as well. Our OVBC family enters into the final quarter of the year with a driving focus on maintaining and growing your company.”

For the third quarter of 2014, net interest income increased $278,000, or 3.5 percent, from the same period last year.  For the nine months ended September 30, 2014, net interest income increased $985,000, or 4.1 percent, from the same period last year.  Contributing to the higher net interest income was the increase in both average loan balances and net interest margin.  For the nine months ended September 30, 2014, average loans increased $26 million from the same period last year.  The increase in loan balances occurred primarily within commercial and municipality related financings.  The Company’s net interest margin remains strong, and for the nine months ended September 30, 2014, the net interest margin increased to 4.53 percent, from 4.43 percent for the same period the prior year.  One major contributor to the net interest margin improvement was lower funding costs related to the 2013 redemption of $5 million in trust preferred securities that had an interest cost of 10.60%.  Another major contributor to the margin improvement was an increase in the yield on mortgage-backed securities.  When our mortgage-backed securities are prepaid, we must amortize part of the bond premium we paid for the securities, which reduces the net yield on the securities.  With fewer mortgages being refinanced recently, prepayments on our mortgage-backed securities and the premium we have had to amortize have decreased.

For the three months ended September 30, 2014, the provision for loan losses decreased $1,515,000, and for the nine months ended September 30, 2014, the provision for loan losses increased $523,000 from the same respective periods in 2013.  The negative provision for loan loss expense for the third quarter of 2014 was primarily related to the decrease in specific loan loss reserves.  During the third quarter, management reevaluated the overall relationship for a current impaired loan.  Based upon improvements in the credit position with the loan, management decreased the specific allocation related to the loan by $524,000.  The year-to-date increase in provision for losses was primarily related to an increase in the balance of classified loans, which are loans demonstrating financial weakness.  Due to the higher balance of classified assets contributing to a higher risk profile of the loan portfolio, the calculation of the allowance for loan losses required additional general reserves.  For the nine months ended September 30, 2014, net charge-offs totaled $389,000, an increase of $76,000 from the same period in 2013.  The ratio of nonperforming loans to total loans was .81 percent at September 30, 2014 compared to .84 percent at September 30, 2013.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2014 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.19 percent of total loans at September 30, 2014, compared to 1.31 percent at September 30, 2013.

For the three months ended September 30, 2014, noninterest income totaled $2,106,000, an increase of $532,000 from 2013’s third quarter.  Noninterest income totaled $8,136,000 for the nine months ended September 30, 2014, as compared to $7,479,000 for the same period last year, an increase of $657,000, or 8.8 percent.  The primary contributor to the higher quarter-to-date and year-to-date noninterest income was the sale of the Company’s nine percent ownership interest in ProAlliance, a specialty property and casualty insurance company.  During the third quarter of 2014, the Company recorded a $675,000 gain from the sale of ProAlliance.  The combination of the gain on sale with the $135,000 fee received during the first quarter of 2014, which gave the buyers an option to purchase the outstanding shares of ProAlliance, generated a total gain on sale of $810,000.  Also adding to higher year-to-date noninterest income was the growth in tax processing fees.  For the nine months ended September 30, 2014, tax processing fees totaled $3,073,000, an increase of $541,000 from the same period the prior year due to an increase in the number of tax refund items processed.  Partially offsetting the growth in noninterest income was the decrease in earnings on bank owned life insurance of $480,000, which was related to the receipt of life insurance proceeds of $452,000 in 2013.

For the three months ended September 30, 2014, noninterest expense totaled $7,244,000, a decrease of $76,000 from the same period last year.  For the nine months ended September 30, 2014, noninterest expense totaled $21,536,000, a decrease of $1,049,000, or 4.6 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $113,000 from the third quarter of 2013 and decreased $307,000 from the first nine months of 2013.  The decrease was primarily related to lower retirement benefit costs.  As a result of the new Ohio state tax methodology for financial institutions, the Company’s tax expense decreased $115,000 for the third quarter of 2014 and $314,000 for the first nine months of 2014, as compared to the same periods in 2013.  This lower tax expense is anticipated to continue for the rest of 2014.  For the first nine months of 2014, foreclosure costs decreased $260,000 from the same period the prior year.  The decrease was related to expenses incurred last year in association with the liquidation of real estate in process of foreclosure.  As previously mentioned, the Company redeemed trust preferred securities prior to maturity during the first nine months of 2013.   The trust preferred securities were redeemed at a premium.  The redemption expense of $212,000 was not repeated in the first nine months of 2014.

Since 2006, The Ohio Valley Bank Company (the "Bank") has facilitated the payment of tax refunds through a third-party tax refund product provider.  Through September 30, 2014, with almost all of the fee income already recorded for 2014, the Bank has recorded $3,073,000 in fee income related to this arrangement thus far in 2014.  On October 21, 2014, the Bank entered into a new agreement with the third-party tax refund product provider.  The new agreement generally provides for a different fee structure, including different fees depending upon the tax refund product selected, and fees that generally will be lower for each refund facilitated, with a reduction in per transaction fees in future years.  It is impossible to predict the number of refunds that will be facilitated, the products chosen and therefore the fees that will be received by the Bank.  Nevertheless, the Bank anticipates that without an increase in the number of refunds facilitated by the Bank, the fees received by the Bank from this arrangement will be significantly reduced in future years.  If the number of refunds facilitated in 2015 under this agreement is the same as the number facilitated in 2014, and if the mix of tax refund products chosen remains the same, the fees from this arrangement would decrease in 2015 by approximately $790,000.  An increase or decrease in the number of refunds facilitated or a change in the mix of tax refund products chosen could cause the fees from this arrangement to be substantially different.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 14 offices in Ohio and West Virginia, and Loan Central, with seven consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements  contained  in  this  earnings   release which are not statements of historical fact constitute   forward-looking   statements  within  the  meaning  of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
PER SHARE DATA
Earnings per share	$0.67	$0.26	$1.87	$1.53
Dividends per share	$0.21	$0.21	$0.63	$0.52
Book value per share	$20.97	$19.46	$20.97	$19.46
Dividend payout ratio (a)	31.40%	80.37%	33.76%	33.93%
Weighted average shares outstanding	4,098,753	4,062,204	4,098,753	4,062,204

PERFORMANCE RATIOS
Return on average equity	12.83%	5.39%	12.30%	10.72%
Return on average assets	1.42%	0.56%	1.27%	1.05%
Net interest margin (b)	4.62%	4.57%	4.53%	4.43%
Efficiency ratio (c)	69.15%	76.05%	63.76%	70.52%
Average earning assets (in 000's)	$719,206	$698,975	$757,086	$740,518

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$8,252	$8,174	$25,289	$25,260
Interest and dividends on securities	652	574	2,048	1,732
Total interest income	8,904	8,748	27,337	26,992
Interest expense:
Deposits	535	666	1,686	2,294
Borrowings	161	152	474	506
Total interest expense	696	818	2,160	2,800
Net interest income	8,208	7,930	25,177	24,192
Provision for loan losses	(682)	833	1,198	675
Noninterest income:
Service charges on deposit accounts	436	472	1,222	1,340
Trust fees	55	56	169	158
Income from bank owned life insurance and
annuity assets	164	171	494	974
Mortgage banking income	66	85	181	331
Electronic refund check / deposit fees	11	21	3,073	2,532
Debit / credit card interchange income	555	502	1,607	1,447
Gain (loss) on other real estate owned	10	(6)	2	(46)
Gain on sale of ProAlliance Corporation	675	0	810	0
Other	134	273	578	743
Total noninterest income	2,106	1,574	8,136	7,479
Noninterest expense:
Salaries and employee benefits	4,213	4,326	12,825	13,132
Occupancy	390	418	1,179	1,199
Furniture and equipment	227	230	559	664
FDIC insurance	121	114	361	375
Data processing	310	276	924	838
Foreclosed assets	28	51	130	390
Other	1,955	1,905	5,558	5,987
Total noninterest expense	7,244	7,320	21,536	22,585
Income before income taxes	3,752	1,351	10,579	8,411
Income taxes	1,010	290	2,929	2,185
NET INCOME	$2,742	$1,061	$7,650	$6,226

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2014	2013
ASSETS
Cash and noninterest-bearing deposits with banks	$10,353	$9,841
Interest-bearing deposits with banks	29,323	18,503
Total cash and cash equivalents	39,676	28,344
Securities available for sale	80,748	84,068
Securities held to maturity
(estimated fair value: 2014 - $23,570; 2013 - $22,984)	22,970	22,826
Federal Home Loan Bank and Federal Reserve Bank stock	6,576	7,776
Total loans	586,871	566,319
Less: Allowance for loan losses	(6,964)	(6,155)
Net loans	579,907	560,164
Premises and equipment, net	9,217	9,005
Other real estate owned	1,749	1,354
Accrued interest receivable	1,991	1,901
Goodwill	1,267	1,267
Bank owned life insurance and annuity assets	25,434	24,940
Other assets	7,642	5,723
Total assets	$777,177	$747,368

LIABILITIES
Noninterest-bearing deposits	$151,374	$149,823
Interest-bearing deposits	494,197	479,054
Total deposits	645,571	628,877
Other borrowed funds	24,137	18,748
Subordinated debentures	8,500	8,500
Accrued liabilities	13,006	10,824
Total liabilities	691,214	666,949

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,758,492 shares issued)	4,758	4,758
Additional paid-in capital	34,883	34,883
Retained earnings	61,308	56,241
Accumulated other comprehensive income	726	249
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	85,963	80,419
Total liabilities and shareholders' equity	$777,177	$747,368